ZAYO GROUP ELECTS TWO NEW OUTSIDE DIRECTORS
Industry Veterans Don Gips and Stephanie Comfort join Zayo Board

Boulder, Colo., July 15, 2013 — Zayo Group today announced that it has elected Don Gips and Stephanie Comfort to its board of directors, effective July 1, 2013. Zayo’s 10-person board consists of:

Dan Caruso, President and CEO

Investor Representatives:

•	Phil Canfield, GTCR

•	Gillis Cashman, M/C Partners

•	Michael Choe, Charlesbank Capital Partners

•	Tony Downer, Oak Investment Group

•	Larry Fey, GTCR

•	John Siegel, Columbia Capital

Outside Directors:

•	Stephanie Comfort

•	Rick Connor

•	Don Gips

Mr. Gips served as the United States Ambassador to South Africa from July 2009 until January 2013 and is currently a senior director at the Albright Stonebridge Group, a global strategy firm headquartered in Washington, DC. He is also the chairman of the U.S. Chamber of Commerce’s U.S.-South Africa Business Council. Mr. Gips served as assistant to President Obama on the Presidential Transition Team and then served in the White House, where he ran the office of Presidential Personnel. Mr. Gips previously served in the White House during the Clinton administration, working as Chief Domestic Policy Advisor to Vice President Al Gore.

From 1998-2008, Mr. Gips was group vice president of global corporate development for Level 3 Communications. Mr. Gips also served as Chief of the International Bureau at the Federal Communications Commission where he was responsible for WTO negotiations and spectrum policy. Before entering government, he was a management consultant to Fortune 500 companies at McKinsey & Company. Mr. Gips received an MBA from the Yale School of Management where he was recently honored as a Donaldson Fellow and received his undergraduate degree from Harvard University.

“Don’s global experience and telecommunications industry knowledge will be a real asset to Zayo as we continue to grow our business,” said Dan Caruso, CEO at Zayo. “I have known and worked with Don for many years and look forward to working together again.”
Ms. Comfort is an advisory partner with Genesis, Inc., a Denver-based consultancy where she provides strategy and investor relations consulting to companies in a broad range of industries. Prior to Genesis, Stephanie was executive vice president, corporate strategy and development at CenturyLink. Serving in the same role at Qwest Communications International, she was one of four senior executives selected to join the CenturyLink Leadership Team, post-merger. During her ten years at both companies, Stephanie’s responsibilities included corporate strategy, product innovation, brand strategy, investor relations and mergers and acquisitions.
Before joining Qwest, Ms. Comfort held various management and analyst positions including 18 years covering the Telecommunications Services sector as a top-ranked sell-side analyst on Wall Street. Stephanie joined Qwest in 2002 from Morgan Stanley where she served as senior telecommunications services analyst, and was recognized as an “All-Star Analyst” by Institutional Investor Magazine and a “Top Stock Picker” by the Wall Street Journal. Stephanie holds an MBA from The Wharton School and a BA in Economics from Wellesley College.

“Stephanie has a wealth of experience in the telecom industry. The combination of operating company and Wall Street investment experience makes her uniquely valuable to our board,” said Caruso.

About Zayo Group
Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, national, international and fiber-to-the-tower networks. With its acquisitions of USCarrier, FiberGate and AboveNet, Zayo’s network includes 74,300 route miles, serving 45 states and Washington, D.C. Its network serves approximately 11,740 on-net buildings, including 571 data centers, 563 carrier PoPs, and 3,045 cell towers. Zayo’s colocation assets include 141,000 billable square feet of interconnect-focused colocation space.